Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of the 5th day of August, 2008, by and between Lisa Meier (“Meier”), an individual, and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Meier is the Chief Financial Officer of the Company and its subsidiaries and is a director of the subsidiaries; and

WHEREAS, Meier and the Company have concluded that it is in their mutual best interests for Meier to separate from the Company and resign as the Chief Financial Officer of the Company and its subsidiaries and as a director of the subsidiaries;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:

1. Resignation Date. Meier hereby agrees to resign as the Chief Financial Officer of the Company and its subsidiaries and as a director of the subsidiaries, effective as of August 8, 2008 (the “Resignation Date”).

2. Compensation through Resignation Date, Severance Payments and Benefits.

(a) Within three (3) business days after the Resignation Date, the Company will pay Meier a cash payment equal to the sum of (i) her regular salary through the Resignation Date and (ii) her accrued vacation benefits in the amount of $6730.77.

(b) Meier will be permitted at the cost of the Company to continue her individual coverage under the health insurance policies of the Company as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) during any period subject to COBRA that she is not employed.

(c) In exchange for the promises of Meier contained in this Agreement and the release of claims as set forth in Section 4 of this Agreement, the Company will pay Meier the following separate amounts: (i) $153,846.20 which shall be payable on or before March 15, 2009 as provided below in this paragraph (c), which amount the parties agree shall be considered a short-term deferral subject to Q-4(c) of Notice 2005-1 issued by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) (the “Short-Term Deferral Payment”), and (ii) $96,153.80, which amount shall be payable subsequent to the date which is six months after the Resignation Date as provided below in this paragraph (c), which amount the parties agree shall be considered subject to Section 409A(a)(2)(B)(i) of the Code (the “Six Month Deferral Amount”). The Short-Term Deferral Payment shall be payable in 16 equal bi-weekly payments in the amount of $9615.38, commencing August 15, 2008, and ending on

March 13, 2009, with the last such payment being in the full amount of the remaining balance of the Short-Term Deferral Payment, and the Six Month Deferral Amount shall be payable in 10 equal bi-weekly payments in the amount of $9615.38 commencing March 27, 2009. All separate installments payable pursuant to this Section shall be subject to withholding in accordance with law and the Company’s payroll process and policies.

3. Equity Awards; Other Benefits.

(a) Meier and the Company agree that the grant to Meier of the options to acquire shares of the stock of the Company described on Schedule C are “vested” to the extent provided on Schedule A and shall continue to be exercisable by Meier subsequent to the Resignation Date pursuant to the terms of the respective stock option agreements and the applicable stock option plans of the Company pursuant to which such options were granted, whether the 2005 Long-Term Incentive Plan, the 2007 Long-Term Incentive Plan, or otherwise. All other grants by the Company to Meier of options or rights to acquire stock of the Company shall terminate on the Resignation Date.

(b) 12,000 shares of the common stock of the Company issued pursuant to the terms of the Restricted Stock Agreement between the Company and Meier dated July 24, 2007 have become vested pursuant to the terms of the Restricted Stock Agreement. Any other shares of the stock of the Company issued to Meier pursuant to this Restricted Stock Agreement shall be considered terminated and forfeited as of the Resignation Date. 2760 shares of the common stock of the Company issued pursuant to the terms of the Restricted Stock Agreement between the Company and Meier dated March 13, 2007 have become vested pursuant to the terms of the Restricted Stock Agreement. Any other shares of the stock of the Company issued to Meier pursuant to this Restricted Stock Agreement shall be considered terminated and forfeited as of the Resignation Date.

(c) Meier shall not be entitled to coverage under any employee benefit plan of the Company subsequent to the Resignation Date. The terms of this Agreement shall not affect in any respect the rights of Meier with respect to contributions or deferrals previously made by or with respect to Meier pursuant to the Section 401(k) Plan of the Company, which shall be governed by the terms of such plan. Meier shall be entitled, to the extent the Section 401(k) Plan requires or permits, to participate in any contributions made by the Company to its Section 401(k) Plan with respect to its employees generally for the year 2008.

4. Release by Meier. In consideration for the Company’s promises in this Agreement, and the release by the Company in Section 5 of this Agreement, Meier voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees, from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of this Agreement, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee Retirement Security Act, or other U.S. (federal, state or local) or international laws, (b) any tort or contract claims, (c) any claims for any type of compensation or severance payment, except as set forth in this Agreement, (d) any claims for options or rights to acquire stock or the issuance or right to retain of restricted stock, except as set forth in this Agreement, and/or (e) any claims, matters or actions related to Meier’s employment and/or affiliation with, or separation from, the Company. Such release does not, however, reach the Company’s obligations under this Agreement or Ms. Meier’s vested benefits, which consist solely of her benefits in the Company’s Section 401(k) Plan, or the Company’s obligations with respect to indemnification, contribution, or a defense of Ms. Meier pursuant to Article VI of the Bylaws of the Company or pursuant to law, nor her coverage under existing directors and officers or general liability insurance coverage pursuant to the terms thereof, her rights as a shareholder or her right to any unpaid business or travel expenses, pursuant to Company procedures, none of which is hereby released but all of which is hereby preserved.

5. Release by the Company. For and in consideration of the above described consideration, the Company does hereby voluntarily and knowingly waive, discharge and release Meier and her heirs, executors and administrators from any claims, demands, and/or causes of action of the Company or its subsidiaries whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including but not limited to any claim, matter or action related to Meier’s employment and/or affiliation with, or separation from, the Company. Such release does not, however, reach Meier’s obligations under this Agreement or with respect to the payment of withholding taxes, neither of which are released but are hereby preserved.

6. No Assignment of Claims. The Company and Meier each represents and warrants to the other that it or she has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

7. Return of Company Property. On or before the Resignation Date, Meier agrees to return to the Company all of the property of the Company in her possession, including, but not limited to, financial statements, accounting statements, bank account information, customer information, automobile and all of the tangible and intangible property belonging to the Company and relating to her employment with the Company. Meier further represents and warrants that she will not retain any copies, electronic or otherwise, of such property.

8. Covenants.

(a) Meier will faithfully and promptly perform all of her duties as Chief Financial Officer of the Company and the subsidiaries and as director of the subsidiaries during the period beginning on the date hereof and ending on and including the Resignation Date, and in connection therewith shall perform the usual and customary duties of such office which are normally inherent in such capacity in U.S. publicly traded corporations of similar size and character as the Company, including, participating in earnings calls and completing the preparation of the Form 10-Q and related financial statements for the second quarter of 2008 in accordance with the calendar established by the Company for the completion of such process.

(b) Meier will cooperate fully with the Company after the Resignation Date in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed against the Company; provided, however, that this obligation shall be subject to her superior obligation to any subsequent employer or prior personal commitments such as vacations and subject to reasonable notice and compensation for her time at an hourly rate that matches her last annual salary at the Company converted to an hourly wage on the basis of a 40 hour work week and 49 weeks of work per year.

(c) Beginning on the Resignation Date and terminating on March 15, 2009, Meier will consult with the Company and shall provide assistance, advice and information to the Company with respect to such matters as the Company may reasonably request in order to facilitate a smooth and orderly transition of the Chief Financial Officer and director duties and functions, provided that such obligation shall be subject to her superior obligation to any subsequent employer or prior personal commitments.

(d) Meier will not, directly or indirectly, prior to March 15, 2009, solicit any natural person who at the time of the resignation is employed by the Company or any of its subsidiaries in any capacity (an “Employee”). Nor will Meier personally nor directly nor indirectly solicit any Employee to terminate his or her employment with the Company or its subsidiaries, nor directly or indirectly nor personally facilitate the hiring of any Employee by any other person, such as providing information to her new employer regarding any Employee.

9. Non-Disparagement. Meier agrees not to disparage the Company, its directors, officers or employees and the Company agrees not to disparage Meier or her tenure or efforts at the Company. If the circumstances of Meier’s separation from the Company are questioned, the Company and Meier agree to state that Meier and the Company separated amicably to pursue other opportunities and nothing more shall be said.

10. Governing Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

11. Entire Agreement. This Agreement represents the complete agreement among Meier and the Company concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between Meier and any member of the Company concerning the subject matter of this Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Meier and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and assigns.

12. Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Meier acknowledges that she has read and fully understands the terms of this Agreement and has consulted with an attorney before executing this Agreement.

13. Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Meier, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration before three arbitrators conducted in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees incurred for the arbitration.

14. Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

15. The Company shall pay the attorneys’ fees incurred by Meier for advice regarding and for negotiating her severance from the Company, up to a cap of $10,000.

The parties to this Agreement have executed this Agreement on the day and year first written above.

/s/ Lisa Meier

FLOTEK INDUSTRIES, INC.

By:	/s/ Jerry D. Dumas, Sr.
Name: Jerry D. Dumas, Sr. Title: Chief Executive Officer

Schedule C

Vested Options

1) Options to acquire 15,000 shares of common stock at a price of $9.40 per share pursuant to that certain Stock Option Agreement dated December 22, 2005.

2) Options to acquire 6,750 shares of common stock at a price of $13.805 per share pursuant to that certain Stock Option Agreement dated March 13, 2007.

3) Options to acquire 22,200 shares of common stock at a price of $22.37 per share pursuant to that certain Stock Option Agreement dated May 17, 2007.

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